Exhibit 14.1

JAZZ PHARMACEUTICALS

CODE OF CONDUCT

Jazz Pharmaceuticals

TABLE OF CONTENTS

Introduction — General Statement of Company Policy	1

Overview of the Code of Conduct	2-3

1. Honest and Ethical Conduct	4

2. Compliance with the Law	4

3. Conflicts of Interest	5-7

Disclosure	7

4. Related Party Transactions	7-8

5. Company Property and Corporate Opportunities	8-9

6. Accurate Retention of Business Records;	9-11

Public Reporting Obligations

7. Confidential Information	12-13

8. Social Media	13

9. Insider Trading	14

10. Employment Practices	14-16

Health and Safety	14

Treatment of People	15

11. Product Quality; Compliance	16-18

12. Sales and Marketing Practices	19-20

13. Gifts, Gratuities, Bribes and Kickbacks	20-21

14. Grants and Sponsored Trips	21-22

15. Government Procurement	22-23

16. Competitive Information and Antitrust	23-25

Competitive Information	23

Antitrust	23-25

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TABLE OF CONTENTS (cont.)

17. Acceptance and Solicitation of Gifts	25

18. Copyrighted Works	26

19. Environment	26

20. Relations with Governments	26-28

Political Contributions and Activities	27

Responding to Government Requests	27-28

21. Waivers under the Code of Conduct	28

22. Responsibility to Ask Questions	28-29

23. Procedures for Reporting Possible Violations	29-31

24. Dissemination and Amendment	31

25. Approval and Adoption	32

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Introduction —

General Statement of Company Policy

Jazz Pharmaceuticals is committed to developing and commercializing high quality pharmaceutical products that meet the needs of patients and health care providers, as well as providing value to our stockholders and employees. We are also committed to integrity and the pursuit of excellence in all that we do. We will fulfill these commitments while upholding a high level of ethical conduct and meeting our responsibilities as good corporate citizens at all times.

This Code of Conduct (the “Code”) is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the company and its subsidiaries and their employees, officers and directors. It is part of a larger process that includes compliance by all employees, officers and directors with all corporate policies and procedures, open communication throughout the company, and the use and expectation of the highest integrity and good judgment. Although laws and customs will vary in different locations where we may operate, our basic ethical responsibilities are global.

Overview of the Code of Conduct

The Code of Conduct applies to all employees, officers and directors of Jazz Pharmaceuticals and its subsidiaries and references herein to “employees” are intended to cover all employees and officers of the company. Under the Code, each employee and director individually must:

•	Act with honesty and integrity at all times as a representative of the company;

•	Become familiar with, and conduct company business in compliance with, applicable laws, rules and regulations;

•	Understand and comply with the company’s standards of business conduct and underlying policies and procedures;

•	Adhere to company standards for protecting the safety and health of our employees, our customers, physicians prescribing our products and their patients, as well as our communities;

•	Treat patients, customers, partners and suppliers in an honest and fair manner, with integrity;

•	Be able to identify and appropriately handle actual or apparent conflicts of interest and avoid situations where personal interests are, or appear to be, in conflict with company interests;

•	Safeguard and properly use company proprietary information, assets and resources, as well as those of our customers, vendors and collaboration partners, which are entrusted to us;

•	Maintain confidentiality of the company’s non-public information;

•	Protect the company’s assets and ensure their efficient use; and

•	Take the initiative to promptly report any violation or possible violation of this Code in accordance with the reporting procedures set forth in this Code.

This Code provides general principles and information to employees and directors on their basic ethical and legal responsibilities. This Code is not intended to address every situation or set forth every rule, procedure or policy of Jazz Pharmaceuticals, and it is not a substitute for the responsibility of each employee and director to exercise good judgment and common sense. If employees have questions about how to apply the company’s business standards, policies or procedures, they should seek clarification from their supervisors or, if necessary, from the company’s Human Resources Department. If a director has a question about the company’s standards, policies or procedures, he/she should contact the General Counsel or, if the question concerns the company’s compliance policies, the Chief Compliance Officer.

This Code is posted on the Compliance page of the company’s public website:

www.jazzpharmaceuticals.com

1.     Honest and Ethical Conduct

Employees and directors should endeavor to deal honestly, ethically and fairly with Jazz Pharmaceuticals’ employees, partners, customers, suppliers and competitors in compliance with all applicable laws, rules and regulations. Jazz Pharmaceuticals employees and directors must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

2.     Compliance with the Law

Compliance with applicable laws, rules and regulations is an overriding principle of Jazz Pharmaceuticals’ standards of conduct. It is the company’s policy that the company and each employee and director conduct business in accordance with applicable federal, state and local laws, rules and regulations, and those of other countries in which the company does business. Employees and directors should understand the laws that apply to the performance of their jobs, and ensure that company operations with which they are involved are conducted in conformity with those laws. Violations of the law can seriously damage the company’s reputation, subject the company to liability and/or adverse governmental proceedings, and in some cases, subject individual employees and directors to personal liability. Employees and directors may not instruct or request, either directly or indirectly, other employees or directors to violate the law.

Each employee and director must be alert and sensitive to situations that could result in illegal, unethical or improper action. Questions concerning any legal responsibility or interpretation of legal requirements should be referred to the General Counsel.

3.     Conflicts of Interest

Each employee’s primary employment obligation is to Jazz Pharmaceuticals. Any outside activity, such as a second job or self-employment, must be kept totally separate from activities with Jazz Pharmaceuticals. An employee may not use company time, name, influence, assets, facilities, materials or services of other employees for outside activities, unless specifically authorized by the company.

Each employee and director must put the best interests of the company at the forefront of any work-related activity or decision, and must be able to identify and appropriately handle conflicts of interest. A conflict of interest occurs when an employee’s or director’s personal interest interferes, or appears to interfere, with the best interests of Jazz Pharmaceuticals. A conflict of interest can arise whenever a person who is an employee or director takes action or has an interest that influences his or her judgment, loyalty, honesty, effectiveness or objectivity in a manner that is contrary to the best interests of Jazz Pharmaceuticals.

While it is not possible to identify every particular activity that might give rise to a conflict of interest, a conflict of interest may exist because of a relationship of an employee or director, or an employee’s or director’s family member (in this context, a family member can be defined as the employee’s or director’s spouse, domestic partner, parent, child, stepchild, or sibling; the employee’s or director’s spouse’s or domestic partner’s parent, child, stepchild or sibling or the spouse or domestic partner of the employee’s or director’s child) that could cause a conflict with the employee’s or director’s ability to perform his/her job responsibilities.

Potential conflict of interest situations include:

•	A significant ownership or financial interest in a company supplier, customer or competitor (other than ownership of nominal amounts of stock in publicly traded companies);

•	A consulting or employment relationship with a company customer, supplier or competitor;

•	Activity that harms a relationship between the company and any of its customers or potential customers, or that interferes with a current or potential contract relationship;

•	Business activity that is competitive with any of the company’s businesses;

•	Service on the board of directors or advisory board of a company customer, supplier or competitor;

•	A direct supervisory, review or other influential position on the performance evaluation, pay or benefits of a family member or significant other;

•	Receipt of a loan or a loan guarantee from the company;

•	Sales or purchases of goods or services to or from the company (unless it is pursuant to a routine program of disposal of surplus property that is offered to all employees in general); and

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Any situation in which, without proper authorization, you are required or tempted to disclose, or do disclose, any trade secret, confidential or proprietary information or intellectual property of the company or its collaboration partners.

If you have any questions regarding activity which may create a conflict of interest, please discuss the situation immediately with your immediate supervisor, an officer of the company, or the company’s General Counsel.

Disclosure. It is the responsibility of each employee and director to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the company’s General Counsel or, if the employee is an executive officer, to the Board of Directors, who will be responsible for determining whether the transaction or relationship constitutes a conflict of interest. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by Jazz Pharmaceuticals must be approved in advance by the Board of Directors or the Audit Committee.

In addition, annual disclosures of affiliations and potential conflicts of interest are to be furnished in writing by executive officers, directors and other designated employees of the company. This disclosure regarding potential conflicts of senior management personnel will be submitted for review by the Audit Committee of the Jazz Pharmaceuticals Board of Directors.

4.     Related Party Transactions

A transaction involving both Jazz Pharmaceuticals and one of its directors, officers or significant stockholders which presents an actual or potential conflict of interest with the person’s duties to Jazz Pharmaceuticals is considered a “related party transaction.” The Board of Directors has adopted a policy with respect to the disclosure to and review of related party transactions by the Audit Committee. A copy of the company’s Related Party Transaction policy is provided to each director and officer and is available upon request from the company.

The Related Party Transaction policy provides that, in certain circumstances, a related party transaction involving a director executive officer or significant shareholder or their family members or affiliates, must be reviewed by the Audit Committee to determine if a conflict of interest exists. The Audit Committee may recommend to the Board of Directors that it ratify, approve, amend, terminate or rescind the related party transaction. Any such action by the Board of Directors will be approved by the members of the Board of Directors who are not, were not and will not be a participant in the related party transaction.

Questions regarding any related party transaction should be addressed to the General Counsel, in advance of the company entering into the transaction whenever possible.

5.     Company Property and Corporate Opportunities

Proper protection and use of company assets, including proprietary information, is a fundamental responsibility of each employee and director. Employees and directors must comply with site security programs to safeguard physical property and other assets of the company against unauthorized use or removal, as well as against loss by criminal act or breach of trust.

Employees and directors must not (a) take for themselves personally or for family members or other businesses any opportunities that are discovered through the use of Jazz Pharmaceuticals property, information or position; (b) use any Jazz Pharmaceuticals property, information or position for personal gain; or (c) compete with the company. Each employee and director owes a duty to the company to advance its legitimate interests whenever the opportunity to do so arises.

Employees and directors are to use company property only for legitimate business purposes. Employees should not have an expectation of privacy with respect to company equipment. Employees and directors may not use or remove from company premises any company property or services for any personal benefit or the personal benefit of anyone else. If an employee or director has a question in this regard, he/she should consult his or her supervisor or the company’s General Counsel.

Each employee of the company executes a confidentiality and inventions agreement upon joining the company. Under this agreement, each employee assigns inventions made in the course of employment to the company. Employees must promptly disclose all inventions to the company, record them as instructed by the legal department and execute such documents as may be requested by the company in order to assign the inventions to the company.

6.     Accurate Retention of Business Records; Public Reporting Obligations

Each employee and director must record information completely, accurately, honestly and in a timely manner. Employees and directors should use good judgment and common sense when preparing any company document and ensure that the document objectively and accurately reflects the facts of the situation it addresses. Accurate information is essential to Jazz Pharmaceuticals’ ability to meet its legal and regulatory obligations.

Documents that require signatures, such as production or quality assurance documents or expenditure authorizations, must be actually signed by the person whose name appears on the document. This requirement applies to electronic as well as handwritten signatures.

All company books, records and accounts must be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. Financial records must accurately reflect transactions and conform to generally accepted accounting principles. No entry may be made on the company’s books or records that intentionally hides or disguises the true nature of any transaction. No accounts, assets or funds may be established that are not disclosed or recorded in the company’s accounting records.

Laboratory notebooks must be used and maintained by employees in accordance with the company’s laboratory notebook policies and procedures implemented by the Legal Department. Keeping lab records properly is essential for the preservation of Jazz Pharmaceuticals’ proprietary assets.

It is very important that employees and directors do not create, or participate in the creation or perpetuation of, any records that are intended to mislead anyone or conceal any improper act or conduct.

Our accounting records are relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we may file from time to time with the Securities and Exchange Commission (“SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these SEC reports should strive to ensure that our financial disclosure is accurate and transparent. In addition:

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no employee or director may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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all employees and directors must cooperate fully with our Finance Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information;

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No employee or director will, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the company’s financial statements; and

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no employee or director should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee or director who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the General Counsel, the Audit Committee as described herein or in accordance with the provisions of the Company’s Open Door Policy on Reporting Suspected Violations and Complaints.

7.     Confidential Information

Employees must maintain the confidentiality of information entrusted to them by Jazz Pharmaceuticals or other companies with which we have business relationships, including our suppliers, customers and partners, except when disclosure is legally mandated or covered by an appropriate confidentiality agreement. Unauthorized disclosure of confidential information is prohibited.

Jazz Pharmaceuticals’ training programs, and the Employee Confidential Information and Inventions Agreement that each employee signs when joining Jazz Pharmaceuticals, cover in detail the obligations of employees regarding confidential information. Briefly, an employee must not disclose confidential information to persons or companies outside of Jazz Pharmaceuticals unless (a)legitimately need the information in order to work with Jazz Pharmaceuticals; (b) employee has been properly authorized by management to provide such information; and (c) appropriate confidentiality agreement is in place. Each employee’s confidentiality obligations to Jazz Pharmaceuticals continue after the individual’s employment with Jazz Pharmaceuticals has ended.

Obligations of confidentiality also apply to employee and director communications with the press or other media. Revealing confidential information to the press or other media could impair the company’s business and potentially expose the company to legal liability. All requests from the press or other media for information should be referred to the Chief Financial Officer or head of Investor Relations and Corporate Communications.

Innovations and ideas concerning products, product concepts, technologies and manufacturing processes may be eligible for patent, copyright, trademark or other legal protection. Jazz Pharmaceuticals has procedures and training programs in place to protect these rights. Employees should become familiar with these programs and seek advice from the Company’s Legal Department if they have questions.

Employees must also abide by any lawful obligations that they have to their former employers. These obligations may include restrictions on the use and disclosure of confidential information and restrictions on the solicitation of former colleagues to work at Jazz Pharmaceuticals. Any employee who believes he or she has obligations to former employers in addition to general ongoing confidentiality obligations should discuss the matter with the company’s General Counsel, and should provide the General Counsel with a copy of any agreements the employee has signed with former employers covering matters such as intellectual property, noncompetition and nonsolicitation.

8.     Social Media

Employees are expected to use good judgment when using social media and to ensure that their activities are consistent with Jazz Pharmaceuticals policies, including the policies on protection of confidential corporate information and intellectual property. Any questions concerning the use of social media should be directed to the Legal Department.

9.     Insider Trading

From time to time employees and directors may have or receive information about Jazz Pharmaceuticals or other companies that has not been disclosed publicly (“inside information”). Inside information that is likely to be considered important by investors is material. Employees or directors who have material inside information about the company must refrain from trading in the company’s stock, advising anyone else to do so or communicating the information to anyone outside the company until the information is disseminated to the public. The prohibition on insider trading also applies to the securities of companies with which Jazz Pharmaceuticals does business and as to which employees and directors may have important information that has not been publicly disclosed. Regardless of whether they have material inside information, employees and directors are not permitted to engage in speculative transactions in the company’s securities, including short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

All employees and directors should be familiar with the company’s insider trading policy. Violation of Jazz Pharmaceuticals’ insider trading policy may result in civil liability and criminal penalties, as well as disciplinary action by the company. Questions about the company’s policy should be directed to the General Counsel.

10.     Employment Practices

Health and Safety. Jazz Pharmaceuticals is committed to providing its employees with a safe and healthy work environment. To support that commitment, employees must abide by all safety rules and practices and assume responsibility for taking the necessary precautions to protect themselves and their co-workers. Employees are also responsible for immediately reporting accidents, injuries and unsafe practices or conditions, and for taking appropriate, timely action to correct unsafe conditions.

To help ensure a safe work environment, Jazz Pharmaceuticals prohibits threatening, reckless or violent behavior by employees, possession of weapons on company property or while conducting company business and willful destruction of property.

Jazz Pharmaceuticals is also committed to a drug-free workplace. The misuse of drugs or alcohol, both legal and illegal, while on company premises or business interferes with a safe, healthy and productive work environment and is prohibited. Specifically, Jazz Pharmaceuticals prohibits the use, sale, purchase, transfer or possession of illegal drugs (or any offer to do so), or the abuse of legal drugs or alcohol, on its premises, in its vehicles and while conducting company business.

Treatment of People. The diversity and talent of Jazz Pharmaceuticals employees represents a highly valuable company asset. Consistent with our respect for individual employees, Jazz Pharmaceuticals is committed to providing a work environment free from discrimination based on race, color, religion, sex, pregnancy, sexual orientation, national origin, ancestry, gender identity, physical or mental disability, age, medical condition (including genetic characteristics), veteran or marital status or any other characteristics protected by applicable federal, state or local laws. This means that we comply with applicable employment laws, including laws against discrimination, in all aspects of employment, including recruiting, hiring, compensation, promotion and termination. It also means that Jazz Pharmaceuticals does not permit conduct that creates an intimidating, hostile or offensive work environment as defined under employment law. Such conduct may include, but is not limited to, racist, sexist, or ethnic comments or jokes; sexual advances or inappropriate physical contact; or sexually-oriented gestures, pictures, jokes or statements. Additional information on Jazz Pharmaceuticals’ anti-discrimination and anti-harassment policies can be found in the Employee Handbook.

If an employee believes that he/she is a victim of unlawful discriminatory or harassing conduct, he/she should ask the person offending him/her to stop and let the person know the action is unwelcome. If an employee is not comfortable with a direct approach, or if it fails to solve the problem, the conduct should be reported to his/her supervisor, Human Resources or the company’s General Counsel. In addition, an employee who believes discrimination or harassment has occurred may use alternative reporting procedures, as described on company bulletin boards (home office) or the Employee Handbook. The Company prohibits retaliation against any individual who in good faith reports discrimination or harassment, who assists another in making a report, who cooperates in a harassment investigation or who files an administrative claim with any government agency. Any individual who experiences, witnesses or becomes aware of any conduct he or she believes to be retaliatory should immediately report such conduct to her or his manager and to Human Resources.

11.     Product Quality; Compliance

The safety and quality of Jazz Pharmaceuticals’ products and services are essential to physicians and their patients and are key to our mission and values.

The company maintains quality and regulatory compliance systems that conform to our internal requirements and comply with applicable laws. These systems are and will be described in quality policies, standard operating procedures and training programs adopted from time to time by the company. They incorporate a management review process that includes quality audits and system effectiveness reviews. Employees should become familiar with these systems and work with their supervisors to obtain all necessary training. Management will consider disciplinary actions, up to and including immediate dismissal, for violations of the company’s quality system policies and procedures.

Each employee is responsible for the quality of his or her work, for implementing the relevant provisions of the quality system and for complying with Jazz Pharmaceuticals’ policies and procedures. Any violations of the law or nonconformance with company procedures should be reported promptly to a supervisor, a member of the Quality department, the Chief Compliance Officer or the General Counsel.

Jazz Pharmaceuticals’ quality practices encompass preclinical and clinical research, regulatory submissions, manufacturing, advertising, labeling, promotional materials and activities, and other product and service requirements. The practices, policies and procedures are designed to ensure compliance with applicable laws and regulations. The company also establishes: (a) design control procedures to ensure that products and manufacturing processes conform to applicable regulations; (b) a supplier quality assurance program to ensure that purchased products and services conform to specifications and regulatory requirements; and (c) procedures to isolate and control nonconforming products, to investigate the causes of nonconformance, and to implement corrective action to prevent a recurrence.

An employee who violates Jazz Pharmaceuticals’ quality policies, practices and procedures may be personally liable for intentional violations of regulatory and legal requirements. Deliberate deception or fraud is not tolerated by the company. Employees in a supervisory capacity may be liable for violations committed by employees under their supervision. Employees are expected to exert due diligence in preventing and detecting violations of laws and regulations. Any questions concerning potential violations may be referred to a member of the Quality or Regulatory departments or the General Counsel.

As a pharmaceutical company, the company is required to follow applicable laws and regulations governing the manufacture, marketing and distribution of its products and product candidates. In particular, the company’s product development and manufacturing activities are subject to the requirements of the U.S. Food and Drug Administration (FDA) and other regulatory authorities. While there are many aspects of FDA regulation to consider, the company’s compliance with regulations and standards regarding clinical research, good clinical and laboratory practices and current Good Manufacturing Practices are critically important to the health and safety of the patients who will use our products, as well as our reputation and our relationships with customers, vendors and collaborative partners. Therefore, involved employees should understand the rules, policies and procedures the company follows to ensure compliance with applicable laws and FDA regulations and related clinical and manufacturing standards. If employees have any questions concerning any regulatory requirements, they should contact their supervisors, a member of the Regulatory department or the General Counsel.

12.     Sales and Marketing Practices

Jazz Pharmaceuticals products must be marketed and sold fairly and honestly, solely on the basis of their quality, capabilities, price, service level and other legitimate attributes. The company intends to succeed in the marketplace through superior performance, not by unethical or manipulative practices. Each employee and director must treat customers and vendors honestly and fairly. Employees should not make false or misleading remarks to customers or suppliers about other customers/suppliers or about competitors of the company, their products or their services. Each employee and director must avoid deprecation and criticism of competitors, their products or services, but employees and directors may state truthful descriptions of specifications and shortcomings of such products or services.

Advertising, Sales and Packaging. Each employee, in performing his or her duties, is responsible for truthfully conveying product attributes. An employee must not misstate facts or create misleading impressions in any labeling, advertising, packaging, literature or public statements. Employees also must not promote a product for a use other than that specified in the official product label. Omissions of important facts or wrongful emphasis of material may be misleading; the total impression of the message must be balanced. Many laws, regulations, guidelines policies and procedures are applicable to the sale and marketing of our products, including regulations of the FDA, the PhRMA Code and the OIG (Office of the Inspector General) guidelines, among others. Jazz Pharmaceuticals provides specific training in these matters to the sales and marketing organization and others in the company involved in these activities. Management will consider disciplinary actions, up to and including immediate dismissal, for violations of these laws, regulations, policies and procedures.

Vendors, consultants and third party service suppliers of services in connection with our sales and marketing activities must comply with all applicable laws, regulations, guidelines, policies and procedures. Each employee who engages a third party to perform these activities is responsible to ensure compliance by the third parties.

13.     Gifts, Gratuities, Bribes and Kickbacks

Offering gifts, gratuities or entertainment that are not reasonable complements to a business relationship, but that are primarily intended to obtain sales or otherwise win favor or influence, must be avoided with all parties with whom the company does business. Reasonable non-cash gifts, gratuities and entertainment of modest value are generally permissible business courtesies when dealing with non-government customers. Such business courtesies should be reasonably related to a legitimate purpose and otherwise in compliance with Jazz Pharmaceuticals’ policies and procedures.

Gifts and payments to physicians and teaching hospitals must be reported in the manner prescribed by the Finance and Compliance Departments in accordance with federal and state laws, including the Physician Payments Sunshine Act. If you have questions concerning the reportability of a gift or payment, you should contact the Compliance Department.

Offering or accepting bribes or kickbacks to secure business is not only unacceptable, it may result in criminal prosecution. Payments to induce customers to agree to purchase or prescribe products, or to recommend the purchase or prescription of our products, may constitute violations of the Anti-Kickback statutes and Medicare Fraud and Abuse regulations and are strictly prohibited.

Special rules apply when dealing with government procurement officials. In particular, in the United States, the Foreign Corrupt Practices Act and in the United Kingdom, the United Kingdom Bribery Act, make it unlawful to make payments to foreign government officials to assist in obtaining or retaining business. Jazz Pharmaceuticals has adopted an anti-corruption policy. All employees must review the policy annually and certify to their understanding and agreement to comply with this policy. The policy can be found on the company’s website. Employees must comply with the policy and any other procedures adopted by Jazz Pharmaceuticals to ensure ethical and legal conduct when doing business with government officials.

14.     Grants and Sponsored Trips

In the normal course of conducting business in our industry, we may have opportunities to foster knowledge of the company, its products and facilities, or to enhance the level of medical practice, by: (a) awarding grants; (b) sponsoring medical seminars; (c) sponsoring trips for professionals to medical meetings or Jazz Pharmaceuticals facilities; (d) paying speakers’ fees; or (e) paying similar expenses to or for the benefit of persons other than employees and consultants. Such payments must be carefully reviewed to determine whether they are permitted under the laws, regulations and ethical codes of the country or countries involved. If such payments are permitted, they must be made in accordance with the company’s policies and financial control procedures.

The company’s Finance Department will establish control procedures for such payments to ensure compliance with federal, state and local laws, and the company’s financial policies on accounting for grants and sponsored trips. The Legal Department will prepare appropriate agreements documenting the activities. Employees should seek advice from the company’s Controller or the Compliance Department if they have any questions concerning these types of payments. Special training is provided to employees involved in the marketing and sale of the company’s products and related activities to help ensure compliance with rules, regulations and reporting requirements applicable to applicable grants and sponsored trips.

15.     Government Procurement

It is Jazz Pharmaceuticals’ policy to sell to all customers, including government-related entities, in an ethical, honest and fair manner. Some of the key requirements for employees working on business with the government are:

•	Providing high-quality products at appropriate prices.

•	Not offering or accepting kickbacks, bribes, gifts or other gratuities that are not permitted by applicable laws, regulations, policies and procedures.

•	Not soliciting or obtaining proprietary or source-selection information from government officials prior to the award of a contract.

•	Hiring present and former government personnel only in compliance with applicable laws and regulations.

•	Complying with laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies.

•	Accurately reporting required pricing information to government agencies and paying required rebates.

Government procurement regulations can be highly complex. Employees closely involved with government transactions are responsible for understanding these requirements and should work closely with the Legal and Finance Departments.

16.     Competitive Information and Antitrust

Competitive Information. Gathering information about competitors, when done legally and ethically, is a legitimate business activity that can increase our understanding of the marketplace. However, while competitive intelligence is important, employees and directors must observe accepted standards of fair conduct and legality when obtaining this information. No information should be sought, obtained or used in a manner that would violate antitrust laws, laws protecting proprietary information or confidential relationships between employees and employers. For example, Jazz Pharmaceuticals employees should not be requested to reveal trade secrets of their former employers.

Antitrust. It is Jazz Pharmaceuticals’ policy to comply fully with the antitrust laws that apply to our operations in the United States and throughout the world. The underlying principle behind these laws is clear: a person who purchases goods in the marketplace should be able to select from a variety of products at competitive prices unrestricted by artificial restraints, such as price fixing, illegal monopolies and cartels, boycotts and tie-ins. Jazz Pharmaceuticals is committed to these principles of free and competitive enterprise.

Antitrust and competition laws are very technical and vary from country to country. The brief summary of the law below is intended to help employees and directors recognize situations that have antitrust aspects so that they can avoid problems and consult with the Legal Department if they have any concerns.

Discussion of any of the following subjects with competitors, whether relating to Jazz Pharmaceuticals’ or a competitors’ products, is prohibited: past, present or future prices of competing products, pricing policies, bids, discounts, promotions, profits, costs, terms or conditions of sale, royalties, warranties, territorial markets, production capacities or plans, and inventories.

•	Competitive prices should be obtained only from sources other than competitors, such as published lists and our customers.

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If, at any trade association meeting, an employee becomes aware of any formal or informal discussions regarding prices, discounts, exclusion of members, terms and conditions of sale, refusal to deal with a customer or customers, standardization among members of sales terms, warranties or product specifications, the employee should immediately leave the meeting and bring the matter to the attention of the General Counsel.

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Employees should consult with appropriate senior management in sales and marketing, and the General Counsel, before terminating a relationship with or refusing to sell to a dealer, distributor, customer or prospective customer. While Jazz Pharmaceuticals is free to select its own customers, terminations and refusals to sell can lead to claims of antitrust violations.

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Distributors and dealers may resell the company’s products at prices they independently establish. You may not come to any understanding or agreement with a distributor or dealer concerning resale prices. Limits on a distributor’s territory, classes of customers to which the distributor may resell, or other products which a distributor may sell, must be reviewed with Jazz Pharmaceuticals’ Legal Department prior to implementation.

•	It is against Jazz Pharmaceuticals’ policy to make our purchases from a supplier in exchange for the supplier’s agreement to buy from us.

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Employees and directors may not use unfair or misleading statements to disparage or undermine the products or services of a competitor, whether by advertisement, demonstration, disparaging comments or innuendo.

There are other activities that might also violate U.S. antitrust laws, such as certain exclusive dealing arrangements, significant differences in prices or terms offered to similar customers and charging below-cost prices. If you have any concern, please consult the Legal Department.

17.     Acceptance and Solicitation of Gifts

In general, the solicitation or acceptance by employees or directors or their family members, of gifts, loans or other special preferences from a person or organization that does or wants to do business with Jazz Pharmaceuticals, or is in competition with Jazz Pharmaceuticals, is not acceptable. In his or her activities with Jazz Pharmaceuticals, an employee or director may not realize any profit apart from his or her compensation from the company. As an exception, an employee or director may accept unsolicited gifts of modest value extended as a business courtesy, if the gift will not compromise the employee’s or director’s ability to act in the best interests of Jazz Pharmaceuticals and will not be construed as a bribe or payoff. This might include modest sales promotion items or occasional meals, and should not include cash or a cash equivalent. Any gifts that are not of modest value should be reported to the employee’s immediate supervisor or, in the case of a director, to the General Counsel so that the gift can be returned or disposed of in a manner deemed appropriate by Jazz Pharmaceuticals in its sole discretion. If an employee is in doubt as to the propriety of any gift, the employee should consult with his/her supervisor or the Human Resources Department. Directors should consult with the company’s General Counsel.

18.     Copyrighted Works

Copyright laws protect the original expression in, among other things, written materials, works of art and music, and prohibit their unauthorized duplication, distribution, display and performance. This means that we may not reproduce, distribute or alter copyrighted materials from books, trade journals, computers, software or magazines, or play discs or videotapes, without permission of the copyright owner or its authorized agents such as the Copyright Clearance Center.

Software used in connection with Jazz Pharmaceuticals’ business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. If employees have questions about copyright laws, they should contact the Legal Department.

19.     Environment

All employees are responsible for Jazz Pharmaceuticals’ compliance with environmental laws and regulations. Each employee has a duty to act in a responsible manner toward the environment. This means that each employee must, to the best of his or her ability, minimize the impact Jazz Pharmaceuticals’ products, processes and services have on the environment and act in accordance with applicable environmental rules and regulations.

20.     Relations with Governments

All relations with government agencies, officials and employees must be conducted with honesty and integrity and must be in compliance with the letter and intent of applicable laws and regulations.

Political Contributions and Activities. Employees must obey the laws of the United States and other countries in promoting the company’s position to government authorities and in making political contributions. Political contributions by the company to United States federal, state or local political candidates may be prohibited or regulated under U.S. election laws. Corporate funds may not be used to contribute to a political party, committee, organization or candidate in connection with a federal campaign. Any contribution of company funds, facilities, supplies or other assets for political purposes must be reviewed and approved by the Chief Financial Officer and the Chief Executive Officer and must be in accordance with Jazz Pharmaceuticals’ policies.

Good communications and relationships with federal, state and municipal elected and appointed officials are important to Jazz Pharmaceuticals. If an employee plans to interact with a federal or state government official as a representative of Jazz Pharmaceuticals concerning political issues, he or she must notify and coordinate with the company’s General Counsel before proceeding.

Responding to Government Requests. It is Jazz Pharmaceuticals’ policy to cooperate with all reasonable requests concerning company operations from federal, state, municipal and foreign government agencies, such as the Food and Drug Administration, the Drug Enforcement Administration, the Securities and Exchange Commission and the Department of Justice. However, employees should consult with the Legal Department or Regulatory Affairs, as appropriate, before responding to these requests, submitting to an interview, or allowing government officials to have access to company facilities and documents or to take photographs or conduct interviews. If an employee is unclear about his or her area’s procedures for responding to such requests, he or she should notify Regulatory Affairs or the company’s Legal Department and wait for instructions before proceeding.

21.     Waivers under the Code of Conduct

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be permissible. Any request by an executive officer or director for a waiver of any provision of this Code must be in writing and addressed to the Chair of the Audit Committee, with a copy to the company’s General Counsel. Any request by any employee who is not an executive officer or director for a waiver of any provision of this Code must be in writing and addressed to the company’s General Counsel. With regard to executive officers and directors, the Board of Directors will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from this Code. Any such waiver will be disclosed to the Company’s stockholders as required by applicable laws, rules and regulations. With regard to an employee who is not an executive officer or a director, the company’s General Counsel will have the authority, acting in consultation with the Chief Executive Officer and the Chair of the Audit Committee when appropriate, to approve any waiver from this Code.

22.     Responsibility to Ask Questions

Every employee has the responsibility to ask questions, seek guidance and express concerns regarding compliance with the Code. If you encounter a situation or are considering a course of action and its appropriateness is unclear, your most immediate resource for any matter related to the

Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with Human Resources, the Chief Compliance Officer or the General Counsel. If a concern relates to a specific issue discussed in this Code, you may direct your question to the individuals identified in the applicable provision of the Code.

23.     Procedures for Reporting Possible Violations

If you wish to report potential misconduct by another person or a possible violation of the Code, the company’s anti-corruption policy or other company policies, you may report the misconduct or possible violation in accordance with the Company’s Open Door Policy for Reporting Suspected Violations and Complaints.

You are encouraged to report possible violations to a supervisor, Human Resources, the Chief Compliance Officer, the General Counsel, or the Chair of the Audit Committee, depending on the nature of the possible violation. Suspected violations may also be reported anonymously on the company’s Compliance Hotline at 1-800-511-2034 (U.S. toll free) or 1-800615403 (Ireland), through the company’s anonymous Compliance Internet Reporting System at www.ethicspoint.com, by e-mail at compliance@jazzpharma.com, or by mail or e-mail to the appropriate individual or department. Claims of employment discrimination or workplace harassment may be reported using the procedures described on company bulletin boards or the Employee Handbook. Supervisors must promptly report any complaints or observations of Code violations to the General Counsel, the Chief Compliance Officer or Chair of the Audit Committee. If you make a report to your supervisor, and you believe your supervisor has not taken appropriate action, you should contact the General Counsel, the Chief Compliance Officer, or Chair of the Audit Committee directly.

Information provided through the Compliance Hotline, the Compliance Internet Reporting System, the Compliance e-mail address or through other reporting methods will be kept strictly confidential to the extent reasonably possible within the objectives of the Code and the anti-corruption policy. Whether you choose to speak with your supervisor, the General Counsel, the Chief Compliance Officer, or the Chair of the Audit Committee, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, including potential termination of employment. Of course, knowing false and malicious reports will not be tolerated and will be subject to appropriate disciplinary action.

It is our policy to employ a fair process by which to determine violations of the Code, the anti-corruption policy or company policies. When making a report, you are expected to promptly provide a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Except for reported possible compliance violations, the General Counsel will investigate (or cause to be investigated) all reported possible Code or anti-corruption policy violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. In cases of reported possible compliance violations, the Chief Compliance Officer will conduct (or have conducted) the investigation in an equally prompt and confidential manner. Compliance violations include Medicare or Medicaid billing fraud, violations of anti-kickback statutes, filing of false claims with the U.S. or state governments, violations of the PhRMA Code, violations of the company’s anti-corruption policy, false or misleading advertising or promotion of Jazz Pharmaceuticals products (including off-label promotion), and violations of state marketing laws (including gift reporting laws).

Your cooperation in the investigation will be expected. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the General Counsel, or for compliance violations, the Chief Compliance Officer. As needed, the General Counsel, or for compliance violations, the Chief Compliance Officer, will consult with Human Resources and/or the Audit Committee on the investigation and/or the suspected violation. With respect to any complaints or observations of violations that may involve accounting, internal accounting controls and auditing concerns, the Audit Committee will be promptly informed, and the Audit Committee will be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. If any investigation indicates that a violation of the Code, the anti-corruption policy or any other company policies has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code or anti-corruption policy violation, he/she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future violations of the Code, the anti-corruption policy or company policies.

24.     Dissemination and Amendment

Jazz Pharmaceuticals reserves the right to amend, alter or terminate this Code at any time for any reason. This document is not an employment contract between Jazz Pharmaceuticals and any of its employees and does not alter Jazz Pharmaceuticals’ at-will employment policy.

25.     Approval and Adoption

The Jazz Pharmaceuticals plc Code of Conduct is effective on January 18, 2011.